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EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2001, except as to Note 25 which is as of March 29, 2001, and except as to Notes 26 and 27 which are as of December 20, 2001, relating to the financial statements, which appears in Hollywood Entertainment Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on January 28, 2002. We also consent to the references to us under the headings "Experts" in such Registration Statement

PricewaterhouseCoopers LLP

Portland, Oregon
January 28, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS